Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-188247, 333-116371, 333-225615 and 333-212080) of Kaman Corporation of our report, dated February 7, 2020, relating to the consolidated balance sheet of Bal Seal Engineering, Inc. as of December 31, 2019, and the related consolidated statements of income and comprehensive income, stockholder’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
/s/ Windes, Inc.
Irvine, California
March 18, 2020